UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): May 24, 2012

Pershing Gold Corporation
(exact name of registrant as specified in its charter)

Nevada	333-150462	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 705-9357

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

Pershing Gold Corporation, a Nevada corporation (the "Company") and Red Battle Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Red Battle”), entered into an Agreement and Plan of Merger (the "Merger Agreement") on May 24, 2012 with Valor Gold Corp., a Delaware corporation ("Valor Gold"), and Valor Gold Acquisition, a Delaware corporation and a wholly-owned subsidiary of Valor Gold (the "Buyer").  The transaction was completed on May 24, 2012.

The Merger Agreement provides for, upon the terms and subject to the conditions in the Merger Agreement, the merger of the Buyer with and into Red Battle with Red Battle continuing as the surviving entity and the corporate existence of the Buyer ceasing (the "Merger"), resulting in the sale of the Company’s two Lander County, Nevada exploration properties, Red Rock Mineral Prospect and North Battle Mountain Mineral Prospect, to Valor Gold for (i) 25,000,000 Valor Gold shares issued to the Company, (ii) $2,000,000 payable to the Company, (iii) a 5% promissory note of Valor Gold in the principal amount of $500,000 payable to the Company, (iv) the surrender to the Company of 1,750,000 of the Company’s shares of common stock held by Art Leger, and (v) a 1% net smelter returns production royalty on all minerals produced from certain claims under the Red Rock Mineral Prospect and North Battle Mountain Mineral Prospect leases granted to the Company by the lessor, Art Leger.

The Merger Agreement contains customary representations and warranties and covenants of the Company, Red Battle, Valor Gold and the Buyer.  The Merger Agreement also contains customary closing conditions.  The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit Number	Description
10.1	Agreement and Plan of Merger, dated as of May 24, 2012, by and among Pershing Gold Corporation, Valor Gold Corp., Valor Gold Acquisition, and Red Battle Corp.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2012

Pershing Gold Corporation

By:	/s/ Stephen Alfers
Stephen Alfers
Chief Executive Officer